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                                                                    Exhibit 10.1


                   INCENTIVE COMPENSATION PLAN FOR EMPLOYEES

                                       OF

                     JOHN HANCOCK FINANCIAL SERVICES, INC.

                (As Amended and Restated as of February 5, 2001)


Section 1.  Appropriation
            -------------

At a December meeting of the Policy Committee in each year, the Policy Committee may, for purposes of this Plan, appropriate a sum of money, not in excess of an amount reflecting the extent to which the goals previously determined by the Directors' Compensation Committee (the "Committee") shall have been attained for such year, as an amount to be allocated as hereinafter provided among Eligible Employees (as defined below) as compensation in addition to their salaries for services rendered by them during such year.

Section 2.  Goals
            -----

The Directors' Compensation Committee, in consultation with the Chairman of the Board and the President, shall establish goals for each year as early as is practicable therein. Immediately following the end of each year, the Chairman and the President will report to the Committee on the Company's performance during such year and the extent to which goals have been attained, and, on the basis of its findings in such respect, the Committee shall adjust and finalize the appropriation described in Section 1. In establishing goals and finalizing such appropriation, the Committee shall adopt such methods and apply such standards as it shall deem relevant and suitable, taking into consideration both the internal needs of the Company and the effect upon it of anticipated external developments including the growth rates of its competitors.

Section 3.  Eligibility and Classes
            -----------------------

            a. As used in this Plan, the term "Eligible Employee" for any year shall mean any person who (i) on the last day of the final pay cycle of the calendar year or (ii) on the last day of the calendar month preceding the date within such year of such person's death or retirement was a salaried employee of the Company or John Hancock Life Insurance Company in one of the classes described in paragraph c. of this Section, and who, on whichever of such dates was applicable, was not an eligible participant in either another incentive compensation plan or arrangement approved by either the Directors' Compensation Committee or the Senior Committee (other than the Long-Term Incentive Compensation Plan for Senior Executives or the John Hancock Financial Services, Inc. 1999 Long-Term Stock Incentive Plan), or an individual
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incentive compensation arrangement for employees primarily in sales roles, approved by Sector Heads.

          b. The Committee may in its discretion exclude any otherwise Eligible Employee from receiving an allocation under this Plan for any year if, not later than the date on which allocations for such year are finally approved, the Committee has recommended or approved supplemental compensation in lieu thereof for such individual for the year of exclusion.

          c. For the purposes of the allocations to be made pursuant to Section 5, every Eligible Employee shall in each year be a member of whichever of the following classes describes his or her status on the date in such year applicable for determining his or her eligibility:

          Class 1.       Chairman of the Board

          Class 2.       President and CEO

          Class 3.       Chief Investment Officer
                         and Executive Vice President - Retail

          Class 4.       Chief Financial Officer

          Class 5.       Policy Committee Members not in
                         Classes 1, 2, 3 or 4

          Class 6.       All Senior Vice Presidents

          Class 7.       All Vice Presidents

          Class 8.       All Second Vice Presidents

          Class 9.       Employees in Grades E2 - E4 not in
                         Class 14

          Class 10.      Employees in Grade E not in Class 14

          Class 11.      Employees in Grade D not in Class 15

          Class 12.      Employees in Grades A - C not in Class 16

          Class 13.      All other employees except those who are:
                         (a) part time or temporary, (b) Marketing
                         Representatives, (c) Agency or Sales Managers,
                         (d) in the General Agency System, or (e) in
                         Class 17.
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Individuals who are either in Information Technology Services ("ITS") or assigned to Investors Partner Life Insurance Company ("IPL") and who are also on the Programming/Systems Salary Ranges ("P/S Salary Ranges") shall be members of whichever of the following classes describes his or her status on the date in such year applicable for determining his or her eligibility:

               Class 14.      Employees in Grade E who are in ITS or IPL
                              and on P/S Salary Ranges.

               Class 15.      Employees in Grade D who are in ITS or IPL
                              and on P/S Salary Ranges.

               Class 16.      Employees in Grade A - C who are in ITS or IPL and
                              on P/S Salary Ranges.

               Class 17.      Employees in Grade 13 - 16 who are in ITS or IPL
                              and on P/S Salary Ranges.



Section 4.    Target Awards
              -------------

The average or target award for each class shall be as follows:


               Class 1.       Chairman of the Board               100% of Salary

               Class 2.       President and CEO                   100% of Salary

               Class 3.       Chief Investment Officer and
                              Executive Vice President - Retail   70% of Salary

               Class 4.       Chief Financial Officer             60% of Salary

               Class 5.       Policy Committee Members            60% of Salary
                              not in Classes 1, 2, 3 or 4

               Class 6.       All Senior Vice Presidents          50% of Salary

               Class 7.       All Vice Presidents                 40% of Salary

               Class 8.       All Second Vice Presidents          35% of Salary

               Class 9.       Employees in Grades E2 - E4         25% of Salary
                              not in Class 14

               Class 10.      Employees in Grade E not in          20% of Salary
                              Class 14

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               Class 11.      Employees in Grade D not in        15% of Salary
                              Class 15

               Class 12.      Employees in Grades A - C          10% of Salary
                              not in Class 16

               Class 13.      All other employees except those   5% of Salary
                              who are: (a) part time or
                              temporary, (b) Marketing
                              Representatives, (c) Agency or
                              Sales Managers, (d) in the General
                              Agency System, or (e) in Class 17

               Class 14.      Employees in Grade E who are       25% of Salary
                              in ITS or IPL and on P/S Salary
                              Ranges

               Class 15.      Employees in Grade D who are       20% of Salary
                              in ITS or IPL and on P/S
                              Salary Ranges

               Class 16.      Employees in Grades A - C who are  15% of Salary
                              in ITS or IPL and on P/S Salary
                              Ranges

               Class 17.      Employees in Grades 13 - 16 who    10% of Salary
                              are in ITS or IPL and on P/S Salary
                              Ranges

Section 5.  Allocation
            ----------

Any amount appropriated pursuant to Section 1 shall, as soon as is practicable after the end of the year, be allocated among such Eligible Employees and in such amounts as shall have been determined:

     a. in the case of members of Classes 1 through 5, by the Committee; with ratification by the Board of Directors;

     b.   in the case of members of Class 6, by the Committee;

     c. in the case of members of Classes 7 and 8, by the Senior Committee of the Company; and

     d. in the case of members of all other Classes, by the officers having personnel authority over such employees,

acting in each case in accordance with the principles of the Plan as approved by the Committee, and in consultation with the Chairman of the Board and the President. Subject to the provisions of Section 6, each amount so allocated shall be paid to the
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employee in cash no later than March 15, or the next business day if March 15 falls on a Saturday, Sunday or holiday.

Awards may be given to all Eligible Employees. Awards allocated to individual employees may vary from the target award, and any employee may be denied an award for poor performance or other reasons.

Section 6.  Election to Purchase Common Stock of the Company
            ------------------------------------------------

            a. Effective as of January 1, 2000, or February 5, 2001, Eligible Employees in Classes 6 through 8, or in Classes 1 through 5, respectively, who are actively employed on the date of payment, may elect to utilize up to 50% (in increments of 25% or 50%) of any Award under this Plan to purchase shares of the common stock of the Company ("JHFS Stock"); provided, however, that a Chairman of the Board who retired prior to January 1, 2002, shall be eligible for this election for payments made in 2002. If this election is made, PaineWebber, Inc. (or any successor agent hereafter appointed) acting as an independent agent, will purchase JHFS Stock in the open market on behalf of the electing Eligible Employee.

            b. However, to the extent that such Eligible Employees elect to defer the payment of benefits in accordance with the Deferred Compensation Plan for Executives of John Hancock Financial Services, Inc. (the "Deferred Compensation Plan"), then the 25% or 50% election referred to above shall relate to an investment of such deferred payments in deferred stock units. Deferred stock units are not actual shares of stock and cannot be settled in or surrendered for shares of stock. Instead, they are distinct investments administered under the Deferred Compensation Plan by the Company that provide a return on the deferred amount equal to the return that would occur if the deferred amount were actually used to purchase JHFS Stock, including the immediate reinvestment of cash dividends when paid into shares of JHFS Stock. Holders of deferred stock units have no voting rights or any attributes of stock ownership other than such equivalent economic return. The number of deferred stock units received by each Eligible Employee electing under this paragraph upon each deferral shall be equal to the amount of each deferral divided by the per share Fair Market Value (as then defined in the Company's 1999 Long-Term Stock Incentive Plan) of JHFS Stock on the effective date of the deferral.

            c. An Eligible Employee in Classes 1 through 8 who elects to purchase JHFS Stock (or deferred stock units) pursuant to paragraph a of this
Section 6 shall be provided with a matching amount of JHFS Stock (or deferred stock units) equal to 25% (50% in the years 2000 and 2001 for Eligible Employees in Classes 6 through 8, and 50% in the years 2001 and 2002 for Eligible Employees in Classes 1 through 5) of the amount of JHFS Stock (or deferred stock units) purchased under paragraph a. The additional JHFS Stock provided under this paragraph ("Restricted JHFS Stock") shall be provided under the terms of the John Hancock Financial Services, Inc. 1999 Long-Term Stock Incentive Plan. The additional deferred stock units ("Restricted deferred stock units") shall be held under the Deferred Compensation Plan in an unfunded account on
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behalf of the Eligible Employees. Both the Restricted JHFS Stock and the
Restricted deferred stock units shall be subject to forfeiture by the Eligible Employee if (i) his employment with the Company or an affiliate terminates within three years of the receipt of the Restricted JHFS Stock (or the establishment of the Restricted deferred stock units), except if such termination results from retirement with the Company's consent, death or disability, or (ii) if the Eligible Employee sells any of the JHFS Stock purchased under paragraph a of this section within three years of the purchase of that stock. These restrictions will cease to apply and any Restricted JHFS Stock and Restricted deferred stock units subject to such restrictions will become nonforfeitable if there is a Change in Control of the Company, as defined in the John Hancock Financial Services, Inc. Pension Plan.

            d. For Eligible Employees in Classes 1 through 5 who purchased JHFS Stock in the preceding calendar year with their own funds or through a loan program provided by the Company, the following special rules shall apply. Such Eligible Employee may apply the stock purchased in the preceding calendar year against the amount of JHFS Stock (or deferred stock units) required to be purchased under Paragraph a of this Section 6 in order to receive Restricted JHFS Stock or Restricted deferred stock units under Paragraph c of this Section
6. For this purpose, the value of the JHFS Stock purchased by the Eligible Employee shall be equal to the cost basis of such JHFS Stock. If so used, any such purchased JHFS Stock so applied under this paragraph shall be subject to the same restrictions that apply to JHFS Stock purchased under Paragraph a for which a matching amount of Restricted JHFS Stock is awarded and shall not also be applied for purposes of the similar provisions of the Company's Long-Term Incentive Compensation Plan. The total amount of Restricted JHFS Stock or Restricted deferred stock units provided under Paragraph c shall not be more than would have been provided without the application of this Paragraph d.

Section 7.  Benefits
            --------

            a. The amounts paid under this Plan shall be excluded from the base for computing benefits under, or contributions to, benefit plans maintained by the Company for its employees, with the exception of the following: John Hancock Financial Services, Inc. Employee Welfare Plan (only Group Life Insurance, Group Accidental Death and Dismemberment Insurance and Group Survivor Income Insurance), the John Hancock Financial Services, Inc. Pension Plan, and any Company non-qualified pension plan covering Eligible Employees.

            b. Benefits attributable to amounts paid under this Plan shall be as described in each of the plans providing for such benefits as they may be determined from time to time.

Section 8.  Operation, Amendment, Termination
            ---------------------------------
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          a.  The Chairman of the Board and the President acting in concert shall carry out the provisions of this Plan, and are authorized to designate appropriate officers of the Company to act in its behalf for all purposes hereof.

          b. The Board of Directors or the Committee may at any time terminate this Plan and from time to time amend it, or, for any year prior to the appropriation being voted pursuant to Section 1, vary its provisions as they apply to any Class; provided that the establishment, determination or variation of annual goals in accordance with Section 2 or the principles referred to in
Section 5 shall not be considered an amendment or variation of the Plan. Notwithstanding the foregoing, the termination of the Plan, any amendments thereto, or any variance in its provisions, goals or principles shall in no way change the amount of the allocation to any Eligible Employee approved prior to the date of such termination, amendment or variance.

          c. The Senior Committee may amend the Plan as to matters which are not reserved to the Board or the Committee and which do not affect the target awards or compensation for Classes 1 through 8, inclusive.